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                     November 16, 2022

       David Zhang
       Chief Financial Officer
       iClick Interactive Asia Group Ltd
       Prosperity Millennia Plaza 663 King   s Road, Quarry Bay
       Hong Kong S.A.R., People   s Republic of China

                                                        Re: iClick Interactive
Asia Group Ltd
                                                            Annual Report on
Form 20-F for the Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-38313

       Dear David Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Shuang Zhao, Esq.